Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS AGREEMENT, made and entered into this 1st day of May, 2007, by and between JohnsonDiversey, Inc., a Delaware corporation (“JDI”) and James Larson (“Employee”).

In consideration of the mutual promises and agreements set forth below, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

Employment

1.1 Position and Responsibilities. During this Agreement and subject to the terms and conditions hereof, JDI agrees to employ Employee, and Employee agrees to serve as Senior Vice President, Global Human Resources of JDI. In such capacity Employee will report to the President/CEO of JDI, and to be responsible for the typical management responsibilities expected of an officer holding such a position and such other duties and responsibilities consistent with such position as may be assigned to the Employee from time to time by the President/CEO.

1.2 Term. Subject to Article II hereof, the Agreement may be terminated by either party, for any reason or no reason, upon two weeks prior written notice to the other party, except that no such notice shall be required in the event that JDI terminates this Agreement for Cause (as provided for in Article II, Section 2.2 hereof).

1.3 Place of Employment. Employee’s initial principal place of employment shall be 8310 16th Street, Sturtevant, Wisconsin.

1.4 Duties. During the Period of Employment, the Employee shall devote all of his business time, attention and skill to the business and affairs of the Company and its subsidiaries, except, so long as such activities do not unreasonably interfere with the business of the Company or diminish the Employee’s obligations under the Agreement, that Employee may (i) participate in the affairs of any governmental, educational or other charitable institution, or engage in professional speaking and writing activities, or (ii) serve as a member of the board of directors of other corporations, and in either case, the Employee shall be entitled to retain all fees, royalties and other compensation derived from such activities in addition to the compensation and other benefits payable to him under this Agreement; and provided further, that the Employee may invest his personal or family funds in any form or manner he may choose that will not require any services on his part in the operation of or the affairs of the entities in which such investments are made. The Employee will perform faithfully the duties consistent with his position and which may be assigned to him from time to time by the President/CEO.

ARTICLE II

Termination

2.1 Voluntary Resignation or Termination Without Cause. JDI may terminate Employee’s employment at any time without “Cause” (as defined in Section 2.2 hereof) upon two weeks written notice as provided in Article I, Section 1.2. Similarly, Employee may voluntarily resign at any time upon two weeks written notice as provided in Article I, Section 1.2.

2.2 Termination for Cause. JDI may terminate Employee’s employment at any time without the notice required in Article I, Section 1.2 if such termination is for “Cause” (as defined herein). “Cause” means termination for any of the following reasons:

(a) Material breach of this Agreement, after having received prior written notice of such material breach and Employee has not corrected such material breach (if capable of correction) to the reasonable satisfaction of the President/CEO within the ten (10) day period following receipt by Employee of such written notice.

(b) Material failure to perform within the provisions of “This We Believe”.

(c) Willful misconduct, or willful violation of the law in the performance of duties under this Agreement.

(d) Willful failure or refusal to follow reasonable, explicit, and lawful instructions or directions from the President/CEO concerning the operation of JDI’s business.

(e) Conviction of a felony.

(f) Theft or misappropriation of funds or property of JDI, or commission of any material act of dishonesty involving JDI, its employees, or business.

(g) Appropriating any corporate opportunity of JDI, unless the transaction was approved in writing by the President/CEO following full disclosure of all pertinent details of the transaction.

(h) Breach of fiduciary duty owed to JDI as an officer of JDI.

(i) Material breach of any duty or obligation under the attached Confidentiality Agreement, Non-Competition Agreement, and/or Trade Secret, Invention, and Copyright Agreement, after having received prior written notice of such material breach and Employee has not corrected such material breach (if capable of correction) to the reasonable satisfaction of the President/CEO within the ten (10) day period following receipt by Employee of such written notice.

2.3 Resignation for Good Reason, Retirement, Death, Disability or Termination without Cause

(a) Employee’s employment shall terminate automatically and immediately upon Employee’s Retirement or Death.

(b) Upon the President/CEO’s written determination that Employee is unable, due to a disability, to continue carrying out the duties and responsibilities of his position, Employee’s officer status will be terminated, and Employee’s employment will continue pursuant to the JDI’s applicable policies and benefits related to disabled employees. For purposes of this Agreement, “disability” means the inability of the Employee, due to a physical or mental impairment, for 120 consecutive days to perform the essential duties and functions contemplated by this Agreement with reasonable accommodation. A determination of disability shall be made by an independent physician selected by the President/CEO who is deemed satisfactory to the Employee, and Employee shall cooperate with the efforts to make such determination. Notice of determination of disability shall be provided by the President/CEO in writing to Employee stating the facts and reasons for such determination. Any such determination shall be conclusive and binding on the parties. Nothing in this section, however, shall be deemed to alter JDI’s duty to reasonable accommodate, if possible, any disability of Employee. Any determination of disability under this Section in not intended to affect any benefits which employee may be entitled under any long term disability insurance policy provided by JDI or Employee with respect to Employee, which benefits shall be governed solely by the terms if any such insurance policy.

(c) Employee may resign at any time for “Good Reason” (as defined herein) without the need for two weeks written notice to JDI. “Good Reason” shall be defined as: (1) a material diminution in the requirements of Employee’s employment, or (2) any other material change in such position, including titles, location, authority or responsibilities from those contemplated by Article I of this Agreement, or (3) a change in control (defined as the sale of JDI to one or more independent third parties, pursuant to which such party or parties acquire (i) capital stock of JDI possessing the voting power to elect a majority of the Board (whether by merger, consolidation, recapitalization or sale or transfer of JDI’s capital stock) or (ii) all or substantially all of JDI’s assets determined on a consolidated basis, or (4) Employee’s mandatory relocation, or (5) any change in reporting relationship, or (6) any requirement that Employee office other than at JDI’s corporate headquarters offices, or (7) any material breach of the Agreement, including the Offer Letter, by JDI which is not corrected (if capable of correction) to Employee’s reasonable satisfaction within the ten (10) day period after JDI receives written notice of the material breach from the Employee.

2.4 Payments upon Termination Agreement.

(a) If Employee should resign his employment (other than for “Good Reason” as defined in Section 2.3 hereof), of if the President/CEO should terminate Employee for Cause, Employee shall not be entitled to any compensation or remuneration other than such salary and benefits through the effective date of termination and amounts and benefits as Employee is eligible to receive under JDI’s then prevailing policies and benefit plans and as prescribed by law, Employee’s accrued but unused vacation and incurred but unreimbursed business expenses.

(b) If Employee’s employment is terminated as a result of Death, or “disability,” Employee or his estate, as applicable shall, in addition to any other compensation and benefits provided by JDI policies and benefit plans then in effect, receive a prorated performance bonus for the fiscal year in which the termination occurs, Employee’s accrued but unused vacation, incurred but unreimbursed business expenses, and Employee’s accrued but unpaid performance bonus for the fiscal year prior to the fiscal year during which such Death or “disability” occurs.

(c) If Employee’s employment is terminated as a result of Termination without Cause or if Employee resigns for Good Reason, and so long as employee does not materially breach any provisions of the Confidentiality Agreement, Non-Competion Agreement, Trade Secret, Invention, and Copyright Agreement and Code of Ethics, respectively, Employee will receive (1) continuation of Employee’s base salary for one year; (2) a performance bonus prorated for the period worked during the year in which the termination occurs; (3) a performance bonus at the target level for the one-year salary continuation period; (4) one year of JDI sponsored healthcare benefits for Employee and his eligible dependents at active employee contribution rates; and (5) a one year senior executive level outplacement program paid for by JDI provided by Right Management or other outplacement firm selected by JDI. Payment of base salary and target bonus will be paid in equal installments over the one-year salary continuation period. In addition to the foregoing, if Employee is terminated without Cause or Employee resigns for Good Reason prior to his five-year anniversary with JDI, any unvested stock and/or stock options will vest on Employee’s termination date. Moreover, Employee shall be paid his accrued but unused vacation, incurred but unreimbursed business expenses, and Employee’s accrued but unpaid performance bonus for the fiscal year prior to the fiscal year during which such termination without Cause or resignation for Good Reason occurs.

(d) In addition, if Employee resigns for Good Reason or is terminated without Cause, prior to Employee’s five-year anniversary with JDI, JDI will relocate Employee back to Illinois according to the terms of JDI’s relocation policy, such terms to be no less favorable than those in effect on the date of Employee’s offer of employment.

ARTICLE III

Miscellaneous

3.1 Entire Agreement. This Agreement, including the Offer Letter of even date herewith and the attached Confidentiality Agreement, Non-Competition Agreement, and Trade Secret, Invention, and Copyright Agreement incorporated herein under Section 3.9 hereof, sets forth the entire agreement between the parties relating to the subject matter hereof and supersede all prior agreements between the parties relating to the subject matter hereof.

3.2 Waiver of Breach. The waiver by a party of the breach of any provision of this Agreement shall not be deemed a waiver by said party of any other or subsequent breach.

3.3 Assignment. This Agreement shall not be assignable by JDI without the written consent of Employee; provided, however, that if JDI shall merge or consolidate with or into, transfer substantially all of its assets, including goodwill, to another corporation or other form of business organization, this Agreement shall be binding upon and shall inure to the benefit of the successor corporation in such merger, consolidation or transfer. Employee may not assign, pledge or encumber any interest in this Agreement or any part thereof without the written consent of JDI.

3.4 Disputes. Any dispute or controversy arriving from or relating to this Agreement shall be submitted to and decided by binding arbitration in the State of Wisconsin, USA. At the request of either JDI or Employee, arbitration proceedings will be conducted in the utmost secrecy; in such case, all documents, testimony and records shall be received, heard and maintained by the arbitrator(s) in secrecy, available for inspection only by JDI or by the Employee and by their respective attorneys and experts who shall agree, in advance and in writing, to receive all such information in confidence and to maintain such information in secrecy until such information shall be generally known or until such time as said information is to be filed in court to confirm or object to the arbitration award at which time the parties hereto will cooperate to maintain such secrecy if possible consistent with the result of the court. The parties shall share all expenses of arbitration equally unless the arbitrator shall direct otherwise as part of the award. The arbitration will be conducted by a single arbitrator who is licensed to practice law in a State in the United States under the American Arbitration Association’s National Rules For The Resolution Of Employment Disputes. The arbitrator shall have the discretionary authority to award reasonable attorney’s and arbitration fees, costs and expenses to the prevailing party.

3.5 Limitations on Claims. Any claim or controversy otherwise arbitrable hereunder shall be deemed waived, and no such claim or controversy shall be made or raised, unless a request for arbitration thereof has been given as provided below to the other party in writing not later than six months after the date on which the facts giving rise to the claim or controversy first arose.

3.6 Notices. All notices, requests, demands or other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given to any party when delivered personally (by courier service or otherwise), when delivered by telecopy or facsimile, by overnight courier, or seven days after being mailed by first-class mail, postage prepaid and return receipt requested in each case to the applicable addresses set forth below:

If to Employee:	James Larson
Senior Vice President
JohnsonDiversey, Inc.
8310 16th Street
P.O. Box 902
Sturtevant, WI 53177-0902

If to JDI:	Stephen A. Di Biase
Senior Vice President
JohnsonDiversey, Inc.
8310 16th Street
P.O. Box 902
Sturtevant, WI 53177-0902

or to such other address as such party shall have designated by written notice so given to each other party.

3.7 Amendment. This Agreement may be modified only in writing, signed by both of the parties. Headings included in this Agreement are for convenience only and are not intended to limit or expand the rights of the parties hereto.

3.8 Severability. If any provision of this Agreement is determined to be invalid or unenforceable, then such invalidity or unenforceability shall have no effect on the other provisions hereof, which shall remain valid, binding and enforceable and in full force and effect, and such invalid or unenforceable provisions, shall be construed in a manner so as to give the maximum valid and enforceable effect to the intent of the parties expressed therein.

3.9 Incorporation of Terms. The introductory language and recitals set forth above, and the attached Confidentiality Agreement, Non-Competition Agreement, and Trade Secret, Invention, and Copyright Agreement are incorporated by reference independent of this Agreement.

3.10 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Wisconsin, USA (regardless of such State’s conflicts of law principles).

3.11 Section 409A. Notwithstanding anything to the contrary in this Agreement, no payments contemplated by this Agreement will be paid during the six-month period following the Employee’s termination of employment unless JDI determines, in its good faith judgment, that paying such amounts at the time or times indicated in this Section would not cause the Employee to incur an additional tax under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Agreement’s effective date) (in which case such amounts shall be paid at the time or times indicated in this Section 3.11). If the payment of any amounts are delayed as a result of the previous sentence, on the first day following the end of the six-month period, JDI will pay Employee a lump-sum amount equal to the cumulative amounts that would have otherwise been previously paid to Employee under this Agreement during such six month period. Thereafter, payments will resume in accordance with this Agreement.

Additionally, in the event that following the Agreement’s effective date JDI reasonably determines that any compensation or benefits payable under this Agreement may be subject to Section 409A of the code, JDI and the Employee shall work together to adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effective), or take any other commercially reasonable actions necessary or appropriate to (x) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (y) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day, month and year first above written.

JOHNSONDIVERSEY, INC.

	By	/s/ Stephen A. Di Biase
Stephen A. Di Biase
Senior Vice President

/s/ James Larson
James Larson

/s/ Scott Russell
Witness